Exhibit 4.1
Description of the Registrant's Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Xcel Energy Inc.
DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. This summary is not complete. For a more detailed description of our common stock, you should refer to the provisions of our Amended and Restated Articles of Incorporation (“Articles”) and our Bylaws, as amended (“Bylaws”), both of which are filed as exhibits to this Annual Report on Form 10-K, and to the Minnesota Business Corporation Act (“MBCA”).
General
Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares authorized); and preferred stock, par value $100 per share (7,000,000 shares authorized).
Dividend Rights
Before we can pay any dividends on our common stock, the holders of our preferred stock, if any, are entitled to receive dividends at the respective rates provided for in the terms of the shares of any outstanding series.
Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends is dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators and by statute. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Common Stock Dividends” and Notes to Consolidated Financial Statements in this Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends, including limitations imposed by statute.
Voting Rights
The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Cumulative voting in the election of directors is not permitted.
Preferred Stock
Our board of directors is authorized, to the fullest extent permitted by law, to establish out of our authorized capital stock up to 7,000,000 shares of preferred stock, which may be issued in one or more classes or series, having such dividend rights and times of payment, redemption prices, liquidation prices or preferences as to assets in voluntary liquidation, and other relative rights and preferences as our board of directors shall determine. As of December 31, 2019, no shares of preferred stock were outstanding. The terms of any preferred stock issued by the Company could have the effect of delaying or preventing a change in control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Change of Control
Our Bylaws and the MBCA contain provisions that could discourage, delay, prevent or make more difficult a change of control of our Company. including, but not limited to, those summarized below.
Bylaw Provisions. Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of director nominations or other business at annual meetings of our shareholders. For a shareholder to properly bring a nomination or proposal before an annual meeting, the shareholder must comply with the requirements under the federal proxy rules and deliver a written notice to our Corporate Secretary, or mail and be received at our principal executive office, not less than 90 days before the first anniversary date of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than 90 days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. The required notice from a shareholder must contain a description of the nominee or the other business being introduced, the reasons for introducing such business, the name and address of each shareholder supporting the nomination or proposal and such other information as required under our Bylaws and the federal proxy rules.
A shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years can nominate and include in the Company’s proxy materials director-nominees constituting up to two individuals or 20% of the board (whichever is greater), provided that the shareholder(s) and the director-nominee(s) satisfy the requirements specified in the Bylaws. To be timely, the proposal must be delivered to our Corporate Secretary, or mailed and received at our principal executive office, not less than 120 days and not more than 150 days prior to the first anniversary of the date that the Company distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than 30 days before or after such anniversary date, the Notice of Proxy Access Nomination shall be timely if so delivered or so mailed and received not less than

90 days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. The required notice from such a shareholder must contain such information as required under our Bylaws and the federal proxy rules.
Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as required above.
MBCA. Section 302A.433 of the MBCA provides that special meetings of the Company’s shareholders may be called by our chairman, chief executive officer, chief financial officer, two or more directors, or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of our board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Section 302A.441 of the MBCA also provides that action may be taken by shareholders without a meeting only by unanimous written consent.
Section 302A.671 of the MBCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

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approved by (i) a majority of the voting power of all our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power for all of our shares entitled to vote excluding all interested shares; or

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acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
Section 302A.673 of the MBCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.
Section 302A.675 of the MBCA provides in substance that a person or entity making a takeover offer for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.
Liquidation Rights
If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to shareholders.
Preemptive and Subscription Rights
No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.
Concerning the Transfer Agent
Our common stock is listed on the Nasdaq Stock Market LLC. EQ Shareowner Services is the Transfer Agent and Registrar for the common stock.

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